Exhibit 10.2
FORM OF NOTICE OF ASSUMED STOCK OPTION
In connection with the Merger (defined in the attached Assumed Stock Option Agreement), your option to purchase shares of StreetLight Data, Inc. has been assumed by Jacobs Engineering Group Inc. (the “Company”). Your option is subject to the terms of your original option grant agreement with StreetLight Data, Inc. (the “Original Option Agreement”), as amended as described herein, effective as of February 4, 2022. Your option has been converted to an option to purchase shares of the Company’s common stock at the exercise price per share of Company common stock set forth below. The number of shares subject to your option and the exercise price reflect the formula prescribed for assuming and converting your option as part of the Merger, which was described in the Equity Award Cancellation and Release Agreement you previously executed. Terms not contained or amended herein are as set forth in the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan or your Original Option Agreement, as applicable.

NAME: (“you” or “Optionee”)
ORIGINAL GRANT DATE:
EXPIRATION DATE:
NUMBER OF SHARES SUBJECT TO ASSUMED OPTION:
EXERCISE PRICE PER SHARE:
VESTING:	The award will vest, [to the extent not already vested], in accordance with its original vesting schedule, as set out in the Optionee’s Original Option Agreement from StreetLight Data, Inc. [1]

Your Original Option Agreement will be available in Carta until December 31, 2022. You are responsible for downloading a copy of your Original Option Agreement document for your records. A sample form option agreement will be available on Fidelity but will not contain any individualized terms applicable to your option grant.

1 Bracketed language in this agreement included if award shares are subject to contractual lockup.

FORM OF ASSUMED STOCK OPTION AGREEMENT
The Award holder listed on the cover page hereto (referred to herein as “you” or “Optionee”), held one or more vested or unvested options to purchase shares of common stock of StreetLight Data, Inc., a Delaware corporation (“StreetLight”). Pursuant to the Agreement and Plan of Merger, dated January 20, 2022, by and among Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), Tarmac Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), StreetLight, and the other parties thereto (the “Merger Agreement”), on February 4, 2022, Merger Sub merged with and into the StreetLight (the “Merger”), with StreetLight continuing as the surviving corporation and a wholly-owned subsidiary of the Company. In connection therewith, and as provided herein and in the Merger Agreement and the Equity Award Cancellation and Release Agreement by and between you and StreetLight, those options to purchase shares of common stock of StreetLight identified on the cover page hereto (each, a “StreetLight Option”) are hereby assumed by the Company and converted into (x) option(s) with respect to shares of the Company, subject to the modifications and upon the terms and conditions set forth herein, and (y) the right to receive the Post-Closing Common Per Share Amount (as defined in the Merger Agreement) with respect to such StreetLight Options if, when and as paid, less applicable Taxes (as defined in the Merger Agreement).
The StreetLight Data Inc. 2011 Stock Plan, amended as of April 3, 2013 (the “Original Plan”) and the Stock Option Agreement(s) pursuant to which the StreetLight Option(s) were granted (the “Original Option Agreement(s)”), have been or will be assumed and amended by the Company by action of its board of directors and its authorized representatives, and the liabilities and obligations of StreetLight under the Original Option Agreement(s), as modified by the terms of this Assumed Stock Option Agreement have been assumed by Company pursuant to this Assumed Stock Option Agreement. The amended and restated Original Plan has been renamed as the “Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan” (the “Plan”), in which, references to the “Company” shall be deemed to refer to the Company (as defined herein as Jacobs Engineering Group Inc.). Furthermore, each Assumed Option (as defined below) will be deemed to have been granted pursuant to the Plan. Each Original Option Agreement, as modified by this Assumed Stock Option Agreement (together, the “Option Agreement”), shall continue in effect and govern the terms of its respective Assumed Option(s). Capitalized terms in this Assumed Stock Option Agreement that are not defined herein shall have the meanings stated in the Plan, as such document may be amended and restated from time to time. In the case of any conflict between the provisions hereof and those of the Plan, unless the context clearly requires otherwise, the provisions of the Plan shall control. Copies of the Plan can be accessed by logging into your Fidelity account.
1.    Option Assumption and Conversion. Each StreetLight Option is hereby converted into an option (each an “Assumed Option”) to purchase, upon the terms and conditions set forth herein, the number of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) equal to the number of shares of Common Stock as set forth on the cover page hereto, and at an exercise price equal to the amount set forth on the cover page hereto, which number of Shares and exercise price has been calculated in accordance with the Exchange Ratio set forth in the Merger Agreement, in each case subject to adjustment as set forth in the Plan.

2.    Vesting. Each Assumed Option shall continue to vest, to the extent unvested as of the date hereof, in accordance with the vesting schedule set forth in the applicable Original Option Agreement.
3.    Definitions. The following defined terms shall be added, deleted or revised in each Original Option Agreement as follows:
(a)     “Plan” means the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan.
(b)     “Company” means Jacobs Engineering Group Inc., a Delaware corporation.
(c)    “Shares” means shares of Common Stock, par value $1.00 per share.
4.     Exercise of Option - Right to Exercise. A new subsection (iv) shall be added to Section 3(a) of each Original Option Agreement to read as follows:
“This Option may not be exercised until such time as the Company notifies the Optionee that the Company has filed with the Securities and Exchange Commission a registration statement on Form S-8 to register the shares underlying this Option.”
5.     Exercise of Option - Method of Exercise. Section 3(b)(i) of each Original Option Agreement shall be amended to read as follows:
“This Option shall be exercisable in any manner permitted by the Company through its recordkeeper and shall be accompanied by payment of the aggregate Exercise Price for the purchased Shares.”
6.     Method of Payment. Section 4 of each Original Option Agreement shall be amended to read as follows:
“Payment of the Exercise Price shall be by cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), or, [after the Lock-Up Period described in Section 7(c) hereto has lapsed,] by Cashless Exercise pursuant to which the Optionee delivers an irrevocable direction to a securities broker (on a form prescribed by the Company and according to a procedure established by the Company).”
7.    Lock-Up Agreement. Section 7 of the Original Option Agreement shall be amended to read as follows:
“7. Transfer Restrictions.
(a)To the extent the Optionee is an employee, consultant, adviser or contractor of the Company or its subsidiaries following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), any transactions involving those Shares to be issued to Optionee upon exercise of the Assumed Option will be subject to the Company’s insider trading policy.
(b)The Company will cause the Shares to be registered under the Securities Act by registering such securities on a Form S-8 registration statement as soon as practicable, and in no event later than 60 days, following the Closing.

(c)[Optionee hereby agrees not to directly or indirectly, sell, offer to sell, grant any option for the sale of, assign, transfer, pledge, hypothecate, hedge, short or otherwise encumber or dispose of (“Transfer”) the Shares issued upon exercise of the Assumed Option prior to (i) for 1/3 of the Shares subject to the Optionee’s Assumed Option that were vested as of immediately following the Closing, the first anniversary of the Closing (i.e., February 4, 2023), and (ii) for all of the other Shares subject to Optionee’s Assumed Option, the second anniversary of the Closing (i.e., February 4, 2024), except as otherwise set forth in that certain Rollover and Release Agreement, dated January 20, 2022, by and between the Company and Optionee (the “Lock-Up Period”). Upon expiration of the Lock-Up Period, the Transfer restrictions shall lapse. No Transfer in violation of this Section will be effective for any purpose or confer on any transferee or purported transferee any rights whatsoever. All certificates representing the Shares underlying the Assumed Option shall bear an appropriate legend memorializing the Lock-Up Period (the “Contractual Lock-Up Legend”), and for any such Shares that are issued in book-entry form, a notation comparable to the Contractual Lock-Up Legend will be reflected on the books and records of the Company’s transfer agent or with the Company’s stock plan administrator. The Lock-Up Period will immediately expire and all transfer or other restrictions described in this Section shall immediately be lifted upon (i) the Company experiencing a Change in Control (as defined in the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated as of January 18, 2018 (the “SIP”)) or (ii) Optionee’s termination of employment without Cause, resignation for Good Reason (as “Cause” and “Good Reason” are defined in that certain Retention Agreement, dated January 20, 2022, by and between the Company and Optionee), death or Disability (as such term is defined in the SIP).
(d)The Company shall remove or cause the Company’s transfer agent or stock plan administrator, as applicable, to remove, the Contractual Lock-Up Legend annotated on the certificates or book-entry accounts representing the Shares underlying the applicable Assumed Option, and to issue or cause the Company’s transfer agent to issue to Optionee an account statement evidencing such removal, promptly, and in no event later than 60 days, following expiration of the Lock-Up Period.]
(e)Except for the Transfer restrictions set forth on this Section 7, Optionee will otherwise be entitled to Optionee’s beneficial rights of the Shares underlying the Assumed Option, once vested and exercised, including without limitation, the right to receive dividends and to vote such Shares.
(f)[Notwithstanding anything to the contrary set forth in this Option Agreement, the Company may, in its sole and absolute discretion, at any time and from time to time, waive any of the restrictions contained in this Option Agreement as such restrictions apply to the Assumed Option.
(g)The restrictions on the Transfer of the Shares underlying the Assumed Option under this Section 7 shall also apply to any securities issued to Optionee in the event of a stock dividend or distribution, a forward or reverse stock split or other reclassification of Shares to the extent and for the duration that the relevant Shares are subject to the Transfer restrictions hereunder.”]

8.    Miscellaneous. The first sentence of Section 11(b) of the Original Option Agreement is amended by to read as follows:
        “(b)    This Agreement, together with the Notice to which this Agreement is attached, the Plan, [the Rollover and Release Agreement,] and the Assumed Stock Option Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior contemporaneous discussions between the parties.”
    9.     Exercise Notices. If the Original Option Agreement permitted “early exercise,” such “early exercise” shall be eliminated and the Early Exercise Notice and Restricted Stock Purchase Agreement attached as Exhibit A to the Original Option Agreement (together with Attachment A and B attached thereto), shall be deleted. The Exercise Agreement attached to the Original Option Agreement shall also be deleted. The Option shall henceforth be exercisable in any manner permitted by the Company through its recordkeeper pursuant to Paragraph 4 of this Agreement, which amends Section 3(b)(i) of the Original Option Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assumed Stock Option Agreement effective as of February 4, 2022.
JACOBS ENGINEERING GROUP INC.

    By:
Steven J. Demetriou
Chair & Chief Executive Officer

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